Exhibit 99.1

Timothy Franson M.D. Joins Paratek’s Board of Directors

BOSTON, July 22, 2015 (GLOBE NEWSWIRE) — Paratek Pharmaceuticals, Inc. (Nasdaq:PRTK), a biopharmaceutical company focused on the development and commercialization of innovative therapies based upon tetracycline chemistry, announced today the appointment of Timothy Franson, M.D. as a new, independent director to its board of directors. This appointment, effective as of July 21, brings Paratek’s total number of directors to seven, five of whom are independent.

“Tim’s leadership and expertise in the area of infectious disease, particularly with regards to regulatory compliance, is widely recognized, as are his contributions to policy and research,” said Michael Bigham, Chairman and Chief Executive Officer of Paratek. “We’re honored to have him join our board and look forward to his contributions as we progress omadacycline toward anticipated commercialization.”

“I have been impressed by the progress the Paratek team has made in the past few years, as they’ve moved omadacycline back into clinical development,” said Dr. Franson. “I believe this product has the potential to meet important needs in the treatment of hospital and community acquired infections, and I’m looking forward to working with Michael and the other board members.”

Board-certified in internal medicine and infectious disease, Dr. Franson has authored more than 50 articles in the fields of infectious disease, epidemiology, pharmacoeconomics and antibiotic utilization. He currently serves as Chief Medical Officer for YourEncore, a consulting group that provides regulatory pre-approval and post-marketing regulatory advice as well as bundled strategic consulting with regulatory reimbursement and clinical, quality and pharmacovigilance services. Dr. Franson has extensive clinical and regulatory experience in all pre- and post-approval phases of pharmaceutical development (small and large molecule) relating to interactions with the Food and Drug Administration for policy and product issues, as well as interactions with global regulators.

Dr. Franson has served on industry working groups with the FDA, including the FDA/IDSA Antimicrobial Guidelines Working Group from 1990 – 1993, where he served as Module Chair. Recently, he served on the NIH-NCATS Treatment of Rare Diseases (TRND) review panel. Dr. Franson recently completed a five-year term as President of US Pharmacopeial Convention (USP), which establishes drug quality standards enforced by regulators such as the FDA. He remains integrally involved in global public health initiatives through USP as Past President and a member of its Board of Trustees. He also recently joined the Board of Directors for the Critical Path Institute, which collaborates with the FDA and industry in innovation advances.

About Paratek

Paratek Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative therapies based upon its expertise in novel tetracycline chemistry. Paratek’s lead product candidate, omadacycline, is an aminomethylcycline, derived from tetracyclines. Paratek has initiated a Phase 3 registration trial in ABSSSI to determine the efficacy and safety of omadacycline compared to linezolid. A second Phase 3 registration trial in CABP with omadacycline is planned to be initiated before the end of 2015.

Omadacycline is a new once-daily oral and intravenous, broad-spectrum antibiotic being developed for use as empiric monotherapy for patients suffering from serious community-acquired bacterial infections, such as acute bacterial skin and skin structure infections (ABSSSI), community acquired bacterial pneumonia (CABP), urinary tract infections (UTI), and other community-acquired bacterial infections, particularly when antibiotic resistance is of concern to prescribing physicians.

Paratek’s second product candidate, sarecycline, also known as WC 3035, is a new once-daily oral tetracycline-derived compound, designed to provide both a narrow-spectrum of antibiotic activity and favorable tolerability profile, for the treatment of acne and rosacea in the community setting. Paratek has licensed rights to sarecycline for the treatment of acne in the United States to a subsidiary of Allergan, formerly Warner Chilcott, while retaining rights in the rest of the world. Allergan is responsible for the clinical development of sarecycline for the treatment of acne in the United States. A Phase 3 program was initiated by Allergan in December 2014 for sarecycline for the treatment of moderate to severe inflammatory acne.

For more information, visit www.paratekpharm.com.

Forward Looking Statements

This press release contains forward-looking statements, including statements related to progressing omadacycline toward commercialization and having the potential to meet important needs in the treatment of hospital and community acquired infections. All statements, other than statements of historical facts, included in this press release are forward-looking statements, and are identified by words such as “advancing,” “believe,” “expect,” “well positioned,” “look forward,” “anticipated,” “continued,” and other words and terms of similar meaning. These forward-looking statements are based upon our current expectations and involve substantial risks and uncertainties. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Our actual results and the timing of events could differ materially from those included in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to (i) our need for substantial additional funding to complete the development and commercialization of our product candidates, (ii) our ability to raise the capital to do so, (iii) our ability to develop our drug candidates for potential commercialization, (iv) the timing and success of our clinical trials, (v) the potential use and effectiveness of omadacycline and sarecycline, (vi) data to date and trends not being predictive of future results, and (vii) our clinical trials and product candidates not receiving regulatory approval. These and other risk factors are discussed under “Risk Factors” and elsewhere in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, and our other filings with the Securities and Exchange Commission. We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein.